EXHIBIT 99.1

Laboratory Corporation of America-Registered Trademark-Holdings
358 South Main Street
Burlington, NC   27215
Telephone:  (336) 584-5171

For Immediate Release
Contact:  Pamela Sherry - (336) 436-4855
Shareholder Direct: (800) LAB-0401
Company Information: www.LabCorp.com

LABCORP-REGISTERED TRADEMARK-SIGNS MULTI-YEAR DEFINITIVE AGREEMENT TO PROVIDE LABORATORY SERVICES TO ALL SWEDISH MEDICAL CENTER FACILITIES

Long-Term Contract Expands Current Business Relationship Through 2015

Burlington, NC, March 4, 2004 - Laboratory Corporation of America-Registered Trademark-Holdings (LabCorp-Registered Trademark-) (NYSE: LH) today announced a definitive agreement with Swedish Medical Center, one of the largest and most comprehensive not-for-profit health care providers in the Pacific Northwest, to provide laboratory services to Swedish facilities through January 31, 2015. Under the terms of the agreement, LabCorp will extend and expand the existing relationship between its wholly owned subsidiary, Dynacare Northwest Inc., and Swedish, to provide laboratory services to all Swedish Medical facilities and its affiliated physician group. The Swedish Medical hospital system represents approximately 1,300 beds in addition to operating an active patient outreach program.

LabCorp will continue to provide services to Swedish's First Hill and Ballard facilities, as it has done for the past 10 years. On March 1, 2004, LabCorp also began to offer services to Swedish's Providence facility and to Swedish Physicians, a network of 11 primary-care clinics throughout Greater Seattle.

"This agreement allows us to consolidate all of our laboratory services under one preferred provider with a national presence, leading-edge diagnostic testing technology and extensive local expertise," said Brian Kuske, vice president of Ambulatory and Ancillary Services for Swedish. "Our mission is to provide the most advanced and effective medical care to patients in the Northwest. We have received excellent service from LabCorp in the past and look forward to continuing and expanding our relationship."

"We are delighted to enter into this significant partnership with one of the nation's leading medical centers," said Richard L. Novak, executive vice president and chief operating officer for LabCorp. "Large hospital systems such as Swedish need a lab partner that is committed to continually expanding access to the latest scientific and technological advances in laboratory medicine. Our full menu of diagnostic testing services, including specialized genomic testing, helps hospitals more effectively deliver their many valuable medical services to physicians and their patients."

About LabCorp
Laboratory Corporation of America-Registered Trademark-Holdings is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $2.9 billion in 2003, approximately 23,000 employees nationwide, and more than 220,000 clients, LabCorp offers over 4,400 clinical assays ranging from blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, in Research Triangle Park, NC; National Genetics Institute, Inc. in Los Angeles, CA; ViroMed Laboratories, Inc. based in Minneapolis, MN; The Center for Esoteric Testing in Burlington, NC; and DIANON Systems, Inc. based in Stratford, CT. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our growing organization, visit our web site at: www.LabCorp.com.


About Swedish Medical Center
Swedish Medical Center is one of the largest, most comprehensive, nonprofit health provider in the Pacific Northwest. Swedish is comprised of three hospital campuses (First Hill, Providence and Ballard), Swedish Home Care Services and Swedish Physicians - a network of 11 primary-care clinics. In addition to general medical and surgical care, Swedish is known as a regional referral center, providing specialized treatment in areas such as cardiac care, oncology, orthopedics, high-risk obstetrics, neurological care, sleep medicine, pediatrics, organ transplantation and clinical research. For more information, visit www.swedish.org.

Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual LabCorp results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp's financial results is included in the Company's Form 10-K for the year ended December 31, 2002 and subsequent SEC filings, and will be available in the Company's Form 10-K for the year ended December 31, 2003, when filed.